EXHIBIT 3.1

                      RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                            nSTOR TECHNOLOGIES, INC.

         The undersigned hereby certifies that the following Restated Certificate of Incorporation of nStor Technologies, Inc. (the"Corporation") was duly adopted in accordance with Section 245 of the Delaware General Corporation Law. This Restated Certificate of Incorporation restates and integrates but does not further amend the Certificate of Incorporation. The original Certificate of Incorporation (previously filed under the name of Pacific Coast Properties, Inc.) was filed with the Secretary of State of Delaware on November 23, 1959, a subsequent Restated Certificate of Incorporation (previously filed under the name of Communications &Cable Inc.), as amended, was filed in Delaware on July 21, 1987, and a subsequent Restated Certificate of Incorporation was filed in Delaware on June 22, 1998.

         ARTICLE FIRST: The name of the Corporation is nSTOR TECHNOLOGIES, INC.

         ARTICLE SECOND: The address of the Corporation's registered office in the State of Delaware is 15 E. North Street, City of Dover, Delaware 19901, County of Kent. The name of its registered agent at such address is United Corporate Services, Inc.

         ARTICLE THIRD: The nature of the business or purposes to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

         ARTICLE FOURTH: (a) The total number of shares which the Corporation is authorized to issue is forty-one million (41,000,000). The Corporation is authorized to issue two classes of shares to be designated, respectively, "Preferred Stock" and "Common Stock." The number of shares of Preferred Stock authorized to be issued is one million (1,000,000) and the number of shares of Common Stock authorized to be issued is forty million (40,000,000). The Preferred Stock shall have a par value of $.01 per share and the Common Stock shall have a par value of $.05 per share. The aggregate par value of all shares of Preferred Stock is $10,000 and the aggregate par value of all shares of Common Stock is $2,000,000.

                  (b) The shares of Preferred Stock may be issued from time to time in one or more series. The Board of Directors is authorized, subject to limitations prescribed by law and the provisions of this Article Fourth, to provide for the issuance of the shares of Preferred Stock in series, and by filing a certificate pursuant to the applicable law of the State of Delaware, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and the rights of the shares of each such series and the qualifications, limitations or restrictions thereof.

                  (c) The authority of the Board with respect to each series shall include, but not be limited to, determination of the following:

                           (i) The number of shares constituting that series and
the distinctive designation of the series;



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                           (ii) The dividend  rate on the shares of that series,
whether dividends shall be
cumulative, and, if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of that series;

                           (iii)  Whether that series shall have voting  rights,
in addition to any voting rights
provided by law, and, if so, the terms of such voting rights and whether the series shall have the right to vote cumulatively;

                           (iv)  Whether  that  series  shall  have   conversion
privileges, and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate in such events as the Board of Directors shall determine;

                           (v) Whether or not the shares of that series shall be
redeemable, and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

                           (vi)  Whether  that series  shall have a sinking fund
for the redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund;

                           (vii) The rights of the shares of that  series in the
event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation, and the relative rights of priority, if any, of payment of shares of that series; and

                           (viii) Any other  relative or  participating  rights,
preferences and limitations of that series.

                  (d) The number of authorized shares of Preferred Stock may be increased or decreased by the affirmative vote of the holders of a majority of the stock of the Corporation that is entitled to vote without a class vote of the Preferred Stock or any class or series thereof, except as may otherwise be provided in the resolution or resolutions affixing the voting rights of such class or series.

                  (e) Attached hereto as Exhibits 1, 2 and 3 are copies of the Certificates of Designation of the Series A, Series C and Series D Convertible Preferred Stock filed with the Secretary of State on September 30, 1998,
September 30, 1998 and October 29, 1998, respectively, which Certificates created separate series of Preferred Stock and each of which sets forth the rights and preferences of each series.

         ARTICLE FIFTH: The Corporation shall have perpetual existence.

         ARTICLE SIXTH: In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, alter, amend or repeal the bylaws of the Corporation, except to the extent that the bylaws or this Certificate of Incorporation otherwise provide.



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         ARTICLE  SEVENTH:  The number of directors of the Corporation  shall be fixed and may be altered from time to time in the manner provided in the bylaws of the Corporation, and vacancies in the Board of Directors and newly created directorships resulting from any increase in the authorized number of directors may be filled, and directors may be removed, as provided in the bylaws.

         ARTICLE EIGHTH: At all elections of directors of the Corporation, each holder of Common Stock shall be entitled to as many votes as shall equal the number of votes which (except for such provision as to cumulative voting) he would be entitled to cast for the election of directors with respect to his shares of Common Stock multiplied by the number of directors to be elected by him, and he may cast all of such votes for a single director or may distribute them among the number to be voted for, or for any two or more of them as he may see fit.

         ARTICLE NINTH: Meetings of stockholders may be held within or without the State of Delaware, as the bylaws may provide. The books of the Corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the bylaws of the Corporation.

         ARTICLE TENTH: To the fullest extent permitted by the Delaware General Corporation Law, as the same exists or as may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. Neither any amendment nor repeal of this Article Tenth, nor the adoption of any provision of this Certificate of Incorporation inconsistent with this Article Tenth, shall eliminate or reduce the effect of this Article Tenth in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article Tenth, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

         ARTICLE ELEVENTH: The election of directors need not be by written ballot unless a stockholder demands election by written ballot at a meeting of stockholders before the voting begins.

         ARTICLE TWELFTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

IN WITNESS WHEREOF, I have hereunto set my hand this 18th day of November, 1998.


                            nSTOR TECHNOLOGIES, INC.

                           By:   /s/ Mark F. Levy
                              ____________________________
                              Mark F. Levy, Vice President




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                            CERTIFICATE OF AMENDMENT
                                     TO THE
                      RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                            nSTOR TECHNOLOGIES, INC.
                             a Delaware Corporation


         Pursuant to Section 242 of the Delaware General Corporation Law, the Restated Certificate of Incorporation of nSTOR TECHNOLOGIES, INC., a Delaware corporation (the "Corporation") is hereby amended as follows:

1. Subsection (a) of Article Fourth of the Restated Certificate of Incorporation of the Corporation is hereby amended and restated in its entirety to read as follows:

         "(a) The total number of shares which the Corporation is authorized to issue is seventy-one million. The Corporation is authorized to issue two classes of shares to be designated, respectively, "Preferred Stock" and "Common Stock." The number of shares of Preferred Stock authorized to be issued is one million (1,000,000) and the number of shares of Common Stock authorized to be issued is seventy five million (75,000,000). The Preferred Stock shall have a par value of $.01 per share and the Common Stock shall have a par value of $.05 per share. The aggregate value of all shares of Preferred Stock is $10,000 and the aggregate par value of all shares of Common Stock is $3,500,000."


2.  Article  Eighth  of  the  Restates   Certificate  of  Incorporation  of  the
Corporation is hereby amended and restated in its entirety to read as follows:

                  "ARTICLE EIGHTH: No holder of any class of stock of the Corporation shall be entitled to cumulative votes in connection with any election of directors of the Corporation."

         Except as set forth above, the Restated Certificate of Incorporation of the Corporation shall remain unchanged.

         The foregoing amendment to the Restated Certificate of Incorporation of the Corporation was duly proposed, adopted and approved by the members of the Board of Directors of the Corporation on August 27, 1999 and by a majority of the Stockholders of the Corporation on November 1, 1999, pursuant to the Delaware General Corporation Law. The number of votes cast in favor of the foregoing amendment by the Stockholders was sufficient for approval of the amendment.

         This amendment shall be effective at the time of filing of this Certificate of Amendment.



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         IN WITNESS  WHEREOF,  the  undersigned  officer of the  Corporation has executed this Certificate of Amendment on December 28, 1999.


                               nSTOR TECHNOLOGIES, INC.

                               By: /s/ H. Irwin Levy
                               _____________________
                               Name: H. Irwin Levy
                               Title: Chairman of the Board and Chief Executive
                                      Officer